EXHIBIT 99.1

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THE  HANOVER  INSURANCE  GROUP,  INC.  ANNOUNCES  THE CLOSING OF THE SALE OF ITS
RUN-OFF VARIABLE LIFE INSURANCE AND VARIABLE ANNUITY BUSINESS
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WORCESTER,  Mass.,  December 30, 2005 - The Hanover Insurance Group, Inc. (NYSE:
THG) announced that it has closed the previously announced sale of its run-off variable life insurance and variable annuity business to The Goldman Sachs Group, Inc. today. In conjunction with this closing, The Hanover also has received approval from the Massachusetts Division of Insurance for a dividend of $40 million from its retained life business, First Allmerica Financial Life Insurance Company (FAFLIC).


"I am pleased we have closed the previously announced life transaction, monetizing the value of our life business and enabling us to focus on our property and casualty business," said Frederick H. Eppinger, president and chief executive officer of The Hanover Insurance Group, Inc. "The sale provides us with greater financial flexibility and funding for our share repurchase program."


Total proceeds are expected to be $347 million, based on an estimated purchase price calculated as of November 30, 2005. Total proceeds include the $40 million dividend from FAFLIC and $17 million additional cash available from certain non-insurance subsidiaries. Also included is $26 million of expected proceeds from the related Allmerica Investment Trust (AIT) fund reorganization and sale of the AIT funds' investment advisory company, which is scheduled to close on January 6, 2006. Approximately $34 million of the total proceeds will be paid to The Hanover over a three-year period beginning in 2006.


The final purchase price will be determined as of the December 30, 2005 closing; accordingly, the total expected proceeds of $347 million will be modified to reflect adjustments as of that date. The impact of this final adjustment is not expected to be material.


The transaction is expected to result in a net after-tax loss on the sale that is projected to be approximately $457 million in 2005, primarily as the result of the write-down of non-cash deferred acquisition cost assets. The after-tax net loss will also be modified to reflect the December 30, 2005 closing adjustments.


Additionally, as previously disclosed, the transaction will also result in a net after tax loss that is projected to be $16 million in 2006, related to transition services expenses and severance costs.


As previously announced, the company's Board of Directors has authorized a share repurchase program of up to $200 million funded from the proceeds of the transaction. This program is currently expected to be substantially completed in the first half of 2006.

Forward-Looking Statements

Certain statements in this release, including statements estimating the total proceeds, the expected closing date for the AIT fund reorganization and the expected completion date for the share repurchase program, are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. There are certain factors that could cause actual results, including the total proceeds from the transaction and the completion of the repurchase program, to differ materially from those anticipated by this press release. These include: (1) the successful and timely consummation of the AIT fund reorganization and the sale of the AIT funds' investment advisory company
(2) the uncertainties as to the gross proceeds to be received by THG, including the uncertainty as to the effects of the various purchase price adjustments, (3) the uncertainties of the successful and timely execution of the repurchase program and the continuation thereof in the event of unanticipated events, market conditions or other opportunities or needs for the deployment of capital
(4) the uncertainties of the purchase price hedge to effectively hedge the purchase price as currently estimated and at a cost consistent with expectations; (5) the impact of policyholder surrenders on the purchase price adjustment, which are not hedged; (6) the impact of contingent liabilities, including litigation and regulatory matters, assumed by the holding company in connection with the transaction; and (7) the statutory results of operations of the Life Companies segment until close, which will impact the statutory surplus of AFLIAC and consequently the ultimate purchase price.

Forward-looking statements are not guarantees of future performance, and actual results could well differ materially. Investors should consider these and other risks and uncertainties in our business that may affect future performance (including Life Companies operations) and that are discussed in readily available documents, including The Hanover's (formerly Allmerica's) Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, periodic reports on Form 8-K and other documents filed by The Hanover Insurance Group, Inc. (formerly named "Allmerica Financial Corporation") with the Securities and Exchange Commission and which are also available at www.hanover.com under "Investors".

The  Hanover  Insurance  Group,  Inc.,  formerly  know  as  Allmerica  Financial
Corporation, is the holding company for a group of insurance companies headquartered in Worcester, Massachusetts.


Contact Information

Investors:                            Media:
Sujata Mutalik                        Michael F. Buckley
E-mail:  smutalik@hanover.com         E-mail:  mibuckley@hanover.com
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         1-508-855-3457                        1-508-855-3099